[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Initiates Pivotal Phase II Clinical Trial of LOMUCIN™ for Cystic Fibrosis

Plymouth Meeting, PA -- September 21, 2005, -- Genaera Corporation (NASDAQ: GENR) today announced the start of its pivotal Phase II clinical trial for the mucoregulator drug, LOMUCIN™, in people with cystic fibrosis (CF). Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT) the nonprofit drug discovery and development affiliate of the Cystic Fibrosis Foundation, is supporting this pivotal trial with study-specific funding of up to $2.35 million in milestone-driven, matching funds through a Therapeutics Development Award.

This study, which will be initiated in Ireland, will evaluate the use of LOMCIN in two hundred individuals with cystic fibrosis (CF) through a multi-center, randomized, double-blind, placebo-controlled trial. The study will assess the safety and efficacy of LOMUCIN oral tablets on pulmonary function and related symptoms. A previous exploratory Phase II study demonstrated a trend toward better lung function in people with CF who took LOMUCIN compared to those receiving placebo tablets and found that LOMUCIN was well tolerated in the study.

"By evaluating a potential mucus-regulating drug, these researchers are pursuing a unique approach to CF therapy that could enhance the length and quality of life for those battling this disease," said Robert J. Beall, Ph.D., president and CEO of the Cystic Fibrosis Foundation.

This study will administer LOMUCIN oral tablets three times per day for 52 weeks to one hundred individuals with CF. Placebo tablets will be administered to an additional one hundred people with the disease. Results of the study are anticipated to be available by the second half of 2007.

"We are delighted to begin this pivotal trial with the goal of demonstrating the great potential of LOMUCIN as an innovative way to reduce the overproduction of mucus and thereby open the airways of CF subjects positively impacting lung functions and the quality of life for people with cystic fibrosis" commented Roy C. Levitt, MD, Chief Executive Officer. "We believe that this larger, longer-term trial is the logical next step to further advance the clinical development of LOMUCIN for CF and look forward to working with CFFT."

Background on LOMUCIN™ and the Mucoregulator Program

The mucoregulator program is Genaera's second product development program based on its genomics discoveries.  Based on the role of the hCLCA1 chloride channel in respiratory diseases, such as cystic fibrosis, the Company has developed LOMUCIN™ .. LOMUCIN™ is intended to block the hCLCA1-dependent mucus overproduction present in respiratory and sinus disorders, and thereby provide a new strategy for opening the airways and easing breathing in patients with these diseases.

LOMUCIN™ is a known compound, talniflumate, which was discovered, developed and marketed as an anti-inflammatory drug by Laboratorios Bago of Buenos Aires, Argentina, the leading independent pharmaceutical company in South America. Talniflumate has been approved and marketed for almost 20 years in Argentina, and selected other countries excluding the United States, Europe, and Japan. The effects of talniflumate in blocking hCLCA1 and mucus overproduction were discovered by Genaera scientists who have submitted patent applications protecting the novel uses of talniflumate as a mucoregulator. Genaera has an exclusive agreement with Laboratorios Bago to develop and commercialize LOMUCIN™ as a new chemical entity and mucoregulator drug in all major pharmaceutical markets including the United States, Europe, and Japan.

About the Cystic Fibrosis Foundation and CFFT

The Cystic Fibrosis Foundation, in Bethesda, Md., is a donor-supported, nonprofit organization committed to finding therapies--and eventually a cure--for CF, and to improving the lives of those with the disease. CF is a life-threatening, genetic disease that affects approximately 30,000 people in the United States. In patients with the illness, a defective gene causes the body to produce abnormally thick, sticky mucus that can lead to chronic lung infections and impairs digestion. For more information, visit www.cff.org.

CFFT is the nonprofit drug development affiliate of the CF Foundation that operates drug discovery, development and evaluation efforts. Total support of CFFT is provided by the CF Foundation. For more information about CF, the CF Foundation or CFFT, call (800) FIGHT CF or visit www.cff.org.

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease, including cystic fibrosis.

Genaera Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that clinical trials for Genaera's product candidates, including LOMUCIN™ may be delayed or may not be successful; the risk that subsequent clinical trial results differ from the results previously announced; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including LOMUCIN may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.